FOR RELEASE 3:00 P.M., C.D.T
July 27 2006

Rochester Medical Reports Record Third Quarter Results

Stewartville, MN July 27, 2006

Rochester Medical Corporation (NASDAQ:ROCM) today announced operating results for its third quarter ending June 30, 2006.

The Company reported record sales of $5,358,076 for the quarter compared to $3,815,463 for the third quarter of last year. It also reported record net income of $985,489 or $.17 per diluted share compared to a net income of $60,066 or $.01 per diluted share for the third quarter of last year. The approximate 40% increase in revenues resulted from increased sales of Rochester Medical® branded products and increased sales of Private Label products. Rochester Medical branded product sales included approximately three weeks worth of sales of the Company’s new UK brands acquired through the recently announced transaction with Coloplast A/S which closed on June 2, 2006.

The rise in net income for the third quarter is a result of significantly higher gross profit and recognition of a portion of the Company’s deferred tax assets, partially offset by expenses which were primarily non-recurring expenses related to the recently announced acquisition of business assets from Coloplast A/S and Mentor Corporation.

Commenting on the quarter, Rochester Medical CEO and President Anthony J. Conway said, “This has been an excellent quarter for Rochester Medical. We have successfully acquired significant new business assets which have now begun to generate additional revenues and earnings for the Company. I am very pleased to report that the acquisitions are completed, and integration of the new business activities throughout the Company is proceeding very smoothly.

“Because of the significant acquisitions, the factors influencing this quarter’s results are somewhat more complex than usual, and in the conference call referenced below we plan to discuss some of the more significant details.”

Conway concluded, “I am confident about the Company’s success going forward. We expect continued growth and new opportunities in the coming year.”

Rochester Medical has scheduled a conference call today at 4:00 p.m., C.T. regarding this announcement. The call is being webcast by Thomson/CCBN and can be accessed at Rochester Medical’s website at www.rocm.com. To listen to the conference call via telephone, call:

Domestic:	1-866-800-8649 password 32354788

International:	617-614-2703 password 32354788

Replay will be available for seven days at:

www.rocm.com or via telephone at 1-888-286-8010, password 49473087.

International Replay: 617-801-6888, password 49473087.

The immediately preceding statement contains forward-looking statements that involve risks and uncertainties, including the uncertainty of estimated revenues and profits, as well as the uncertainty of market acceptance of new product introductions, the uncertainty of gaining new strategic relationships, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, the uncertainty of successfully integrating and growing the Company’s new UK operations, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2005.

Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.

Rochester Medical Corporation
Press Release - F06 Third Quarter
page 3 of 4
Condensed Balance Sheets
	(unaudited)
	June 30,	September 30,
	2006	2005
Assets
Current Assets
Cash and equivalents	$2,129,523	$1,129,876
Marketable securities	—	5,286,553
Accounts receivable	4,080,435	3,204,824
Inventories	4,208,982	3,936,243
Prepaid expenses and other assets	335,417	351,027
Deferred income tax asset	40,308	21,000

Total current assets	10,794,665	13,929,523
Property and equipment, net	8,962,371	7,561,303
Deferred income tax asset	1,190,689	433,000
Intangible assets	13,264,142	285,194

	$34,211,867	$22,209,020

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$926,995	$283,332
Accrued expenses	1,099,492	744,256
Current maturities of debt	1,665,362	34,000
Current maturities of capital leases	41,497	39,785
Deferred revenue	157,143	157,143
Income tax payable	18,055	—

Total current liabilities	3,908,544	1,258,516
Long-term debt
Long term debt, less current maturities	7,806,738	34,000
Capital leases, less current maturities	32,689	64,030
Deferred revenue	446,429	564,286

Total long term debt	8,285,856	662,316
Stockholders' equity	22,017,467	20,288,188

	$34,211,867	$22,209,020

Rochester Medical Corporation
Press Release - F06 Third Quarter
page 4 of 4
Summary Statements Of Operations
	Three months ended		Nine months ended
	June 30,		June 30,
	2006	2005	2006	2005
Sales	$5,358,076	$3,815,463	$14,839,355	$11,627,908
Cost of sales	3,361,907	2,512,473	9,682,200	7,412,813

Gross profit	1,996,169	1,302,990	5,157,155	4,215,095
Gross profit %	37%	34%	35%	36%
Costs and expense:
Marketing and selling	786,583	616,209	1,961,950	1,753,199
Research and development	209,060	186,055	569,657	564,094
General and administrative	788,584	469,254	2,355,384	1,659,179

Total operating expenses	1,784,227	1,271,518	4,886,991	3,976,472

Income from operations	211,942	31,472	270,164	238,623
Other income (expense)
(Loss) on Sale of Investments	—	—	(103,532)	—
Interest income/(expense) - Net	14,556	28,594	126,928	84,649

Net income before income taxes	226,498	60,066	293,560	323,272
Income tax benefit/(expense) — Net	758,991	-	758,991	-

Net income	$985,489	$60,066	$1,052,551	$323,272

Earnings per common share — Basic	$0.18	$0.01	$0.19	$0.06

Earnings per common share — Diluted	$0.17	$0.01	$0.18	$0.06

Shares in per share
computation Basic	5,536,494	5,470,060	5,532,112	5,458,673

Shares in per share
computation Diluted	5,918,855	5,770,867	5,826,292	5,737,994